EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Avante Colombia S.à r.l., organized in Luxembourg
La Cortez Energy Colombia, Inc., organized in the Cayman Islands
La Cortez Energy Colombia E.U., organized in Colombia